Exhibit 10.1

PREFERRED STOCK REDEMPTION AGREEMENT

This Preferred Stock Redemption Agreement (this “Agreement”) is entered into as of September 4, 2026 (the “Effective Date”), by and between Bonk, Inc., a Delaware corporation (the “Company”), and Core4 Capital, an Ohio corporation (the “Holder”). The Company and the Holder are each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Core4 Capital is the holder of 100,000 Preferred Series A Shares of Stock (“Preferred Shares”) in the Company;

WHEREAS, the Company desires to redeem and purchase from Core4 Capital 26,667 Shares of the Preferred Shares for the purchase price of Four Million Dollars ($4,000,000.00) in aggregate value (the “Redeemed Shares”), and Core4 Capital desires to sell such Redeemed Shares to the Company, on the terms and subject to the conditions set forth herein; and

WHEREAS, following the consummation of the transactions contemplated by this Agreement, Holder will hold 73,333 Shares of Preferred Shares, and in the event of a merger, convert such Preferred Shares to 1,516,873 shares of Common Stock.

WHEREAS, as a material part of the consideration for the Company’s agreement to pay the Purchase Price of Four Million Dollars ($4,000,000.00) for the Redeemed Shares, Core4 Capital has agreed to irrevocably waive, relinquish, and stand down from any and all anti-dilution rights, protections, and adjustments with respect to its Preferred Shares, including, without limitation, any price-based or weighted-average anti-dilution protections; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Preferred Shares” has the meaning set forth in the Recitals.

“Purchase Price” means Four Million Dollars ($4,000,000.00).

“Redeemed Shares” has the meaning set forth in the Recitals.

ARTICLE II REDEMPTION AND PURCHASE

Section 2.1 Purchase and Sale of Redeemed Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Company shall purchase from the Holder, and the Holder shall sell, transfer, assign, and deliver to the Company, the Redeemed Shares, free and clear of all liens, claims, encumbrances, and restrictions of any kind, in exchange for the Purchase Price.

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Section 2.2 Retirement of Redeemed Shares. Following the Closing, the Company shall take all actions necessary to retire the Redeemed Shares and restore such shares to the status of authorized but unissued shares of Preferred Stock of the Company, in accordance with applicable law and the Company’s governing documents.

Section 2.3 Anti-Dilution Rights Standdown. As a material part of the consideration for the Purchase Price, the Holder irrevocably and unconditionally waives, relinquishes, and stands down from any and all anti-dilution rights, protections, and adjustments that the Holder may have or claim with respect to the Preferred Shares, whether arising under the Company’s certificate of incorporation, bylaws, the Exchange Agreement, any other agreement or instrument, or applicable law, including, without limitation, any price-based, full-ratchet, weighted-average, broad-based weighted-average, narrow-based weighted-average, or other anti-dilution protection or adjustment. The Holder shall not exercise, assert, or seek to enforce any such right, protection, or adjustment, and acknowledges that the Purchase Price includes consideration for this waiver and relinquishment.

Section 2.4 Waiver of Certificate of Designation Rights. As additional consideration for the Purchase Price, the Holder irrevocably and unconditionally waives, relinquishes, and releases any and all rights, preferences, privileges, protections, and entitlements granted to or held by the Holder with respect to the Redeemed Shares under that certain Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Company filed pursuant to Section 151 of the Delaware General Corporation Law on May 2, 2025 (the “Certificate of Designation”), including, without limitation: (a) any voting rights under Section 4 of the Certificate of Designation; (b) any liquidation preferences under Section 5 of the Certificate of Designation; (c) any conversion rights under Section 6 of the Certificate of Designation, including any right to receive Conversion Shares or payment of the Effective Exercise Price; (d) any anti-dilution adjustments under Section 7 of the Certificate of Designation, including adjustments for stock splits, subsequent equity sales, rights offerings, and pro rata distributions; (e) any rights upon a Fundamental Transaction under Section 7(e) of the Certificate of Designation; (f) any notice rights under Section 7(g) of the Certificate of Designation; and (g) any and all other rights, preferences, or protections granted to the Holder under the Certificate of Designation with respect to the Redeemed Shares. This waiver shall be effective upon the Closing and shall be irrevocable. The Holder acknowledges that the Purchase Price includes consideration for this waiver.

ARTICLE III PURCHASE PRICE AND PAYMENT

Section 3.1 Purchase Price. The aggregate purchase price for the Redeemed Shares shall be Four Million Dollars ($4,000,000.00) (the “Purchase Price”).

Section 3.2 Payment. The Purchase Price shall be paid by the Company to the Holder via wire transfer on a date that is no later than 3 business days from the date both parties sign this Agreement (“Payment”).

ARTICLE IV CLOSING

Section 4.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Effective Date, or at such other time and place as the Parties may mutually agree in writing.

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Section 4.2 Deliveries at Closing. At the Closing:

(a) The Holder shall deliver to the Company (i) stock certificates representing the Redeemed Shares, duly endorsed for transfer or accompanied by duly executed stock powers, and (ii) such other documents and instruments as the Company may reasonably request to effectuate the transfer of the Redeemed Shares.

(b) The Company shall deliver to the Holder (i) the Payment, and (ii) such other documents and instruments as the Holder may reasonably request.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Holder as follows:

Section 5.1 Organization and Authority. The Company is duly organized, validly existing, and in good standing under the laws of its state of incorporation. The Company has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

Section 5.2 Authorization. The execution, delivery, and performance of this Agreement by the Company have been duly authorized by all necessary corporate action, including any required approval by the Company’s board of directors. This Agreement constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally and to general principles of equity.

Section 5.3 No Conflicts. The execution, delivery, and performance of this Agreement by the Company do not and will not (a) violate or conflict with the Company’s certificate of incorporation, bylaws, or other organizational documents, (b) violate any applicable law, rule, or regulation, or (c) conflict with or result in a breach of any material agreement to which the Company is a party.

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE HOLDER

The Holder hereby represents and warrants to the Company as follows:

Section 6.1 Organization and Authority. The Holder has full power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

Section 6.2 Authorization. The execution, delivery, and performance of this Agreement by the Holder have been duly authorized by all necessary action. This Agreement constitutes a legal, valid, and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally and to general principles of equity.

Section 6.3 Title to Redeemed Shares. The Holder is the record and beneficial owner of the Redeemed Shares, free and clear of all liens, pledges, security interests, encumbrances, claims, and restrictions of any kind. Upon delivery of the Redeemed Shares to the Company at the Closing, the Company will acquire good and marketable title thereto, free and clear of all liens and encumbrances.

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Section 6.4 No Conflicts. The execution, delivery, and performance of this Agreement by the Holder do not and will not (a) violate any applicable law, rule, or regulation, or (b) conflict with or result in a breach of any material agreement to which the Holder is a party.

ARTICLE VII COVENANTS

Section 7.1 Further Assurances. Each Party agrees to execute and deliver such additional documents and instruments, and to take such further actions, as may be reasonably necessary or appropriate to effectuate the purposes and intent of this Agreement.

Section 7.2 Transfer Taxes. The Company shall be responsible for all transfer taxes, if any, arising out of the redemption and transfer of the Redeemed Shares pursuant to this Agreement.

Section 7.3 Adjustment to Capitalization Records. Following the Closing, the Company shall promptly update its stock ledger, capitalization table, and all other corporate records to reflect the redemption and retirement of the Redeemed Shares.

Section 7.4 Release of Claims. As a material inducement to the Company to enter into this Agreement and in consideration of the Purchase Price, the Holder, on behalf of itself and its successors and assigns, hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and its past, present, and future parents, subsidiaries, affiliates, predecessors, successors, assigns, directors, officers, and employees (collectively, the “Released Parties”) from any and all claims, demands, actions, causes of action, suits, liabilities, obligations, losses, damages, judgments, costs, expenses, and attorneys’ fees of every kind and nature, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, accrued or unaccrued, fixed or contingent, direct or indirect, at law or in equity, that the Holder ever had, now has, or may have through the date of this Agreement, arising out of or relating to (a) the Holder’s investment in the Company, (b) the Preferred Shares or any other equity, debt, or securities of the Company held by the Holder, (c) the Exchange Agreement or any other agreement or instrument relating to the foregoing, or (d) any other matter, act, omission, transaction, or occurrence relating to the Company or the Holder’s relationship with the Company occurring on or before the date of this Agreement. The Holder acknowledges that this release includes claims it does not know or suspect to exist in its favor at the time of execution and expressly waives any rights or benefits available under any law or legal principle that would limit the effect of a release of unknown claims. Notwithstanding the foregoing, this Section does not release (i) the Company’s obligations under this Agreement, including its obligation to pay the Purchase Price, (ii) the Holder’s rights under this Agreement, or (iii) claims arising from a breach of this Agreement or events occurring after the date of this Agreement.

ARTICLE VIII INDEMNIFICATION

Section 8.1 Indemnification by the Company. The Company shall indemnify and hold harmless the Holder from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or resulting from any breach of any representation, warranty, covenant, or agreement made by the Company in this Agreement.

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Section 8.2 Indemnification by the Holder. The Holder shall indemnify and hold harmless the Company from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or resulting from any breach of any representation, warranty, covenant, or agreement made by the Holder in this Agreement.

ARTICLE IX MISCELLANEOUS

Section 9.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

Section 9.2 Entire Agreement. This Agreement and any schedules and exhibits attached hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, relating to such subject matter.

Section 9.3 Amendments and Waivers. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless in writing and signed by both Parties. No waiver of any provision of this Agreement shall be construed as a waiver of any other provision, nor shall any single or partial exercise of any right preclude any further exercise thereof or the exercise of any other right.

Section 9.4 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed duly given (a) when delivered personally, (b) upon confirmation of receipt when sent by email, (c) one (1) business day after deposit with a nationally recognized overnight courier service, or (d) three (3) business days after being sent by certified or registered mail, return receipt requested, postage prepaid, to the Parties at the addresses set forth on the signature page hereto or at such other address as a Party may designate by notice to the other Party.

Section 9.5 Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not be affected or impaired thereby, and such provision shall be reformed to the minimum extent necessary to make it valid, legal, and enforceable.

Section 9.6 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, and any purported assignment or transfer in violation of this Section shall be null and void.

Section 9.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 9.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by electronic signature or portable document format (.pdf) shall be deemed to be, and shall have the same legal effect as, execution and delivery of an original.

Section 9.9 Expenses. Except as otherwise expressly provided herein, each Party shall bear its own costs and expenses incurred in connection with the negotiation, execution, and performance of this Agreement.

SIGNATURES APPEAR ON FOLLOWING PAGE

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IN WITNESS WHEREOF, the Parties have executed this Preferred Stock Redemption Agreement as of the date first written above.

BONK, INC.

By:	/s/ Jarrett Boon
Name:	Jarrett Boon
Title:	CEO

Address:

Email: jboon@bonkdat.com

CORE4 CAPITAL

By:	/s/ Joel Schur
Name:	Chairman
Title:	Joel Schur

Address:

Email: Js@c4cco.us

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